Exhibit 10.4

Investment Agreement – Sequans (E round 2009) – Final

INVESTMENT AGREEMENT

Between

Mr. Georges Karam

Mr. Bertrand Debray

And

Mr. Fabien Buda

Mr. Jérôme Bertoreile

Mr. Laurent Sibony

Mr. Emmanuel Lemois

Mr. Ambroise Popper

And

FCPR T-SOURCE

FCPI CAAM INNOVATION 6

FCPI CAAM INNOVATION 9

FCPI CAAM INVESTISSEMENT 1

CAP DECISIF SAS

ADD ONE L.P.

ADD ONE GmbH & Co. KG

VISION CAPITAL III LP

FCPI SOGE INNOVATION 7

FCPI SOGE INNOVATION EVOLUTION 3

FCPI GEN-I

FCPI GEN-I 2

KENNET II L.P.

KING STREET PARTNERS L.P.

FCPR FONDS DE CO-INVESTISSEMENT DIRECT

And

MOTOROLA Inc.

ALCATEL-LUCENT PARTICIPATIONS

GATEWAY NET TRADING PTE. LIMITED

SWISSCOM AG

UNITECH HOLDINGS INTERNATIONAL CO., LTD.

And

SEQUANS COMMUNICATIONS

Dated 22 September 2009

Investment Agreement – Sequans (E round 2009) – Final

INVESTMENT AGREEMENT

BETWEEN :

-	Mr. Georges Karam, residing 7, rue du Centre, 92200 Neuilly/Seine, France;

-	Mr. Bertrand Debray, residing 7, passage du Gros Murger, 78600 Maisons Laffitte, France, represented by Mr. Georges Karam, pursuant to a power of attorney attached as Exhibit 0 hereto;

(each a “Managing Founder” and collectively the “Managing Founders”),

OF THE FIRST PART,

AND:

-	Mr. Fabien Buda, residing 28, rue Guersant, 75017 Paris, France;

-	Mr. Jérôme Bertorelle, residing 4, rue Bailleul, 75001 Paris, France;

-	Mr. Laurent Sibony, residing 8, rue de la DCA, 78700 Conflans-Sainte-Honorine, France;

-	Mr. Emmanuel Lemois, residing 60 avenue de la Motte Piquet 75015, France;

-	Mr. Ambroise Popper, residing 25 rue de Chazelles, 75017 Paris, France;

represented by Mr. Georges Karam, pursuant to a power of attorney attached as Exhibit 0 hereto

(collectively, the “Non Managing Founders”, and together with the Managing Founders, the

“Founders”),

OF THE SECOND PART,

AND:

-	FCPR T-SOURCE, a French venture capital mutual fund (fonds commun de placement à risques), represented by its manager (société de gestion), I-SOURCE GESTION, société anonyme with a registered share capital of EUR 675,144, the registered office of which is located 11 bis, avenue Victor Hugo, 75116 Paris, France, registered with the registry of commerce and companies of Paris under number 420 748 097 (“T-Source”), represented by Mr. Nicolas Landrin, pursuant to a power of attorney attached as Exhibit 0 hereto;

-	FCPI CAAM INNOVATION 6, a French Fonds commun de placement dans I’innovation represented by its manager (société de gestion), Crédit Agricole Asset Management Capital Investors, Société Anonyme à Conseil d’administration with a share capital of EUR 4.965.917, the registered office of which is 128-130, boulevard Raspail, 75006 Paris, registered with the Registry of Commerce and Companies of Paris under number B 422 333 575, itself represented by its delegated, I-SOURCE GESTION, the registered office of which is located 11 bis, avenue Victor Hugo, 75116 Paris, registered with the Registry of Commerce and Companies of Paris under number 420 748 097, represented by Mr. Nicolas Landrin, pursuant to a power of attorney attached as Exhibit 0 hereto

Investment Agreement – Sequans (E round) – Final

-	FCPI CAAM INNOVATION 9, a French Fonds commun de placement dans I’innovation represented by its manager (société de gestion), Crédit Agricole Asset Management Capital Investors, Societe Anonyme a Conseil d’administration with a share capital of EUR 4.965.917, the registered office of which is 128-130, boulevard Raspail, 75006 Paris, registered with the Registry of Commerce and Companies of Paris under number B 422 333 575, itself represented by its delegated, I-SOURCE GESTION, the registered office of which is located 11 bis, avenue Victor Hugo, 75116 Paris, registered with the Registry of Commerce and Companies of Paris under number 420 748 097, represented by Mr. Nicolas Landrin, pursuant to a power of attorney attached as Exhibit 0 hereto

-	FCPI CAAM INVESTISSEMENT 1, a French Fonds commun de placement dans I’innovation represented by its manager (société de gestion), Credit Agricole Asset Management Capital Investors, Société Anonyme à Conseil d’administration with a share capital of EUR 4.965.917, the registered office of which is 128-130, boulevard Raspail, 75006 Paris, registered with the Registry of Commerce and Companies of Paris under number B 422 333 575, itself represented by its delegated, I-SOURCE GESTION, the registered office of which is located 11 bis, avenue Victor Hugo, 75116 Paris, registered with the Registry of Commerce and Companies of Paris under number 420 748 097, represented by Mr. Nicolas Landrin, pursuant to a power of attorney attached as Exhibit 0 hereto

(FCPR T-SOURCE, FCPI CAAM INNOVATION 9 and FCPI CAAM ISF INVESTISSEMENT 1 are hereafter collectively referred to as “I-SOURCE”)

-	CAP DECISIF, a French société par actions simplifiée, with a registered share capital of EUR 16,785,200, the registered office of which is located 21 bis rue Lord Byron – 75008 Paris, France, registered with the registry of commerce and companies of Paris under number 440 405 405 (“Cap Décisif”), represented by CAP DECISIF MANAGEMENT, société par actions simplifiée with a registered share capital of EUR 125.000, the registered office of which is located 21 bis rue Lord Byron – 75008 Paris, France, registered with the registry of commerce and companies of Paris under number 494 602 808, represented by Mr. Jérôme Snollaerts in his capacity of President;

-	ADD ONE L.P., a Guernsey limited partnership established under the Limited Partnerships (Guernsey) Law 1995 and having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey, Channel Islands, United Kingdom, represented by its managing general partner ADD One General Partner L.P., represented by its managing general partner, ADD Management Limited, itself represented by Mr. Jean-Philippe Sala-Martin, partner of Coblence & Associes, pursuant to a power of attorney attached as Exhibit 0 hereto

-	ADD ONE GmbH & Co. KG, registered as a limited partnership with the commercial register at local court Munich, Germany and having its principal place of business at Max Joseph Strasse 7, 80333 Munich, Germany, c/o VCM Venture Capital Management und Beteiligungsgesellshaft mbH, represented by its managing limited partner is ADD One General Partner L.P., represented by its managing general partner, ADD Management Limited, itself represented by Mr. Jean-Philippe Sala-Martin, partner of Coblence & Associés, pursuant to a power of attorney attached as Exhibit 0 hereto

(ADD ONE L.P. and ADD ONE GmbH & Co. KG are hereafter collectively referred to as “ADD”)

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Investment Agreement – Sequans (E round) – Final

-	VISION CAPITAL III LP, a limited partnership established under the Limited Partnerships (Jersey) Act 1994, represented by its managing general partner Vision III Partners Ltd., a limited partnership established under Companies (Jersey) Act 1991, itself represented by its nominees, KB (Cl) Nominees Ltd., a limited partnership established under Companies (Jersey) Act 1991, having its registered office at Kleinwort Benson House, Wests Centre, St Hélier, Jersey JE4 8PQ, Channel Islands (“Vision Capital”), represented by Mr. Jean-Philippe Sala-Martin, partner of Coblence & Associés, pursuant to a power of attorney attached as Exhibit 0 hereto

-	FCPI SOGE INNOVATION 7, a French innovation mutual fund (fonds commun de placement dans I’innovation), represented by its manager (société de gestion), Société Générale Asset Management, a French société anonyme with a share capital of EUR 378,895,720,25, the registered office of which is located at 170, place Henri Regnault, 92400 Courbevoie, France, registered with the registry of commerce and companies of Nanterre under number 410 704 571, represented by Mr. Pierre Gillet, pursuant to a power of attorney attached as Exhibit 0 hereto

-	FCPI SOGE INNOVATION EVOLUTION 3, a French innovation mutual fund (fonds commun de placement dans I’innovation), represented by its manager (société de gestion), Société Générale Asset Management, a French société anonyme with a share capital of EUR 378,895,720.25, the registered office of which is located at 170, place Henri Regnault, 92400 Courbevoie, France, registered with the registry of commerce and companies of Nanterre under number 410 704 571, represented by Mr. Pierre Gillet, pursuant to a power of attorney attached as Exhibit 0 hereto

-	FCPI GEN-I, a French innovation mutual fund (fonds commun de placement dans I’innovation), represented by its manager (société de gestion), Société Générale Asset Management, a French société anonyme with a share capital of EUR 378,895,720.25, the registered office of which is located at 170, place Henri Regnault, 92400 Courbevoie, France, registered with the registry of commerce and companies of Nanterre under number 410 704 571, represented by Mr. Pierre Gillet, pursuant to a power of attorney attached as Exhibit 0 hereto

-	FCPI GEN-I 2, a French innovation mutual fund (fonds commun de placement dans I’innovation), represented by its manager (société de gestion), Société Générale Asset Management, a French societe anonyme with a share capital of EUR 378,895,720.25, the registered office of which is located at 170, place Henri Regnault, 92400 Courbevoie, France, registered with the registry of commerce and companies of Nanterre under number 410 704 571, represented by Mr. Pierre Gillet, pursuant to a power of attorney attached as Exhibit 0 hereto

(FCPI SOGE INNOVATION 7, FCPI SOGE INNOVATION EVOLUTION 3, FCPI GEN-I, FCPI GEN-I 2 are hereafter collectively referred to as “SGAM”)

-	KENNET II L.P., a limited partnership established under the Limited Partnerships (Guernsey) Law 1995, whose principal place of business is at Trafalgar Court, Les Banques, St Peter Port, Guernsey, Channel Islands, acting by its manager, Kennet Capital Management (Jersey) Limited (“the Kennet II Manager”), having its registered office at 47 Esplanade, St Helier, Jersey JE1 OBD (“Kennet II”), represented by Mr. Jean-Philippe Sala-Martin, partner of Coblence & Associés, pursuant to a power of attorney attached as Exhibit 0 hereto

-	KING STREET PARTNERS L.P., a limited partnership established under the Limited Partnerships (Guernsey) Law 1995, whose principal place of business is at Trafalgar Court, Les Banques, St Peter Port, Guernsey, Channel Islands, acting by its manager, the Kennet II Manager, having its registered office at 47 Esplanade, St Helier, Jersey JE1 OBD (“King Street”), represented by Mr. Jean-Philippe Sala-Martin, partner of Coblence & Associés, pursuant to a power of attorney attached as Exhibit 0 hereto

(Kennet II and King Street are hereafter collectively referred to as “Kennet”)

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Investment Agreement – Sequans (E round) – Final

-	FONDS DE CO-INVESTISSEMENT DIRECT (FCID), a French venture capital mutual fund (fonds commun de placement à risques), represented by its manager (société de gestion), CDC Entreprises, a French société par actions simplifiée with a registered share capital of EUR 2 920 000, the registered office of which is located at 137, rue de I’Université 75007 Paris, France, registered with the registry of commerce and companies of Paris, under number 433 975 224, represented by Mr. Christian Deblaye, (“CDC”), it self represented by Mrs. Nadia Sarri, pursuant to a power of attorney attached as Exhibit 0 hereto,

(each an “Existing Financial Investor” and collectively the “Existing Financial Investors”),

OF THE THIRD PART,

AND:

-	MOTOROLA Inc., a Delaware corporation, whose principal place of business is 1303 E. Algonquin Road, Schaumburg, Illinois USA 60196 (“Motorola Inc.”), represented by Mr. Georges Karam, pursuant to a power of attorney attached as Exhibit 0 hereto

-	ALCATEL-LUCENT PARTICIPATIONS, a French sociéte anonyme with a registered share capital of EUR 4.913.119.470, the registered office of which is located at 54, rue La Boétie -75008 Paris, France, registered with the registry of commerce and companies of Paris, under number 333 150 043 (“ALCATEL-LUCENT”), represented by Mr. Jean-Philippe Sala-Martin, partner of Coblence & Associés, pursuant to a power of attorney attached as Exhibit 0 hereto

-	GATEWAY NET TRADING PTE. LIMITED, a corporation established under Singapore Law and a wholly owned subsidiary of RELIANCE COMMUNICATIONS LIMITED, having its registered office at Singapore 189677 15, beach road, # 03- 07, Beach Centre (“RELIANCE”), represented by Mr. Nicolas von Below pursuant to a power of attorney attached as Exhibit 0 hereto.

-	SWISSCOM AG, a company established under Swiss Law, registered with the registry of commerce of Bern under the number CH-035.8.018.212-7 and having its registered office in Ittingen, at Alte Tiefenaustr. 6, Worblaufen, 3050 Bern – Switzerland (“SWISSCOM”), represented by Mr. Nils Granath and , himself represented by Mr. Nicolas von Below, pursuant to a power of attorney attached as Exhibit 0 hereto

-	UNITECH HOLDINGS INTERNATIONAL CO., LTD., an International Business Company established under the Law of the British Virgin Islands (International Business Companies Act, Cap. 291), registered with the Registrar of Companies of the British Virgin Islands under the n°201707 and having its registered office at Drake Chambers, Tortola, British Virgin Islands (“UHIC”) represented by represented by Mr John Ho, in its capacity of Director, itself represented by Mr. Nicolas von Bulow, pursuant to a power of attorney attached as Exhibit 0 hereto,

(each a “Existing Corporate Investor” and collectively the “Existing Corporate Investors”),

OF THE FOURTH PART,

(the Existing Financial Investors and the Existing Corporate Investors are collectively hereafter referred to as the “Existing Investors” and individually as an “Existing Investor” being specified that Existing Investors are acting severally but not jointly (conjointement et non solidairement)

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Investment Agreement – Sequans (E round) – Final

AND:

-	SEQUANS COMMUNICATIONS, a French société anonyme with a registered share capital of EUR 467.568,45, the registered office of which is located at 19, Parvis de La Défense – 92800 Puteaux, France, registered with the registry of commerce and companies of Nanterre, under number 450 249 677, represented by Mr. Georges Karam, acting in his capacity as chairman and managing director (Président – directeur général), which is entering into this agreement for the purposes of accepting the rights granted to it and acknowledging the obligations imposed on it pursuant to this agreement,

(the “Company”)

OF THE SIXTH PART,

(the Founders, the Existing Investors and the Company are hereafter collectively referred to as the “Parties” and individually as a “Party”)

WHEREAS:

(A)	The Company is engaged in the business of researching, developing and commercializing silicon and software solutions in the areas of broadband wireless access, specifically compliant with the WIMAX and LTE standards or other similar broadband wireless standards.

(B)	The share capital of the Company as of the date hereof consists of (i) series A preferred shares (actions de préférénce, dites “de catégorie A”) (the “Series A Preferred Shares”), (ii) series B preferred shares (actions de préférence, dites “de categorie B”) (the “Series B Preferred Shares”), (iii) series C preferred shares (actions de préférence, dites “de catégorie C”) (the “Series C Preferred Shares”), (iv) series D preferred shares (actions de préférence, dites “de catégorie D”) (the “Series D Preferred Shares”) and (v) series E preferred shares (actions de préférence, dites “de catégorie E”) (the “Series E Preferred Shares”) It is specified that a ratchet warrant is attached to each issued Series C, D and E Preferred Share (the “C, D or E Ratchet Warrants”).

The share capital of the Company as of the date hereof, on a fully diluted basis, before giving effect to the transactions contemplated hereby, is as set forth in the capitalization table attached as Exhibit B (the “Capitalization Table”).

(C)	The Investors, specifically I-Source, ADD, Vision Capital, SGAM, Kennet, Motorola, Alcatel- Lucent and CDC (hereafter collectively referred to as “the E Investors”) have agreed to invest and to fund an aggregate amount of EUR 5,000,000.54 in the Company, by means of

(i)	the subscription of new Series E Preferred Shares (actions de préfvrénce, dites “de catégorie E”) (the “Series E Preferred Shares”) and/or

(ii)	the subscription of convertible bonds (Obligations convertibles en actions -hereafter the “E Convertible Bonds”) likely to be converted into Series E Preferred Shares,

on the basis of (i) the identity and experience of the Managing Founders, (ii) the Company’s growth prospects and plans as described in the Company’s business plan attached under Exhibit C (the “Business Plan”)

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Investment Agreement – Sequans (E round) – Final

(D)	Within six months following the completion of both (i) the Capital Increase resulting from the aforementioned subscription of new Series E Preferred Shares and (ii) the subscription of E Convertible Bonds (as defined in Section 1.1), an additional investment (the “Additional Investment”) of up to EUR 5,000,000.54 in the Company may be completed by Existing Investors and New Investors (as such term is defined under Article 7 herein).

(E)	The purpose of this agreement (the “Agreement”) is to define the terms and conditions of the E Investors’ investment in the Company.

(F)	This agreement being an agreement between the Company and certain of its directors and shareholders (convention réglementée) has been presented to and approved by the Board of Directors of the Company.

THE PARTIES HEREBY AGREE AS FOLLOWS:

Article 1 – Investment

1.1	The investment is to be completed by means of the issuance and subscription of up to a total of

(i)     484,684 Series E Preferred Shares of the Company, at a price of EUR 2.024 including a par value of EUR 0.01, in accordance with the terms and conditions set forth in this Agreement (the “Capital Increase”), such Series E Preferred Shares bearing the same rights than the existing Series E Preferred Shares (including, but not limited to, rights regarding conversion, liquidation preference, anti-dilution, voting rights in the general meetings, preference subscription, registration rights, information of shareholders, pre-emption, drag-along, tag-along, transfer of rights) as provided for under this Agreement, and as more fully described in the draft resolutions attached as Exhibit 1.1 hereto and made a part hereof, in the by-laws of the Company and in the Shareholders’ Agreement (as defined in Section 2.1);

(ii)    1,985,672 E Convertible Bonds of the Company, at a price of EUR 2.024 per E Convertible Bond, in accordance with the terms and conditions set forth in this Agreement and as more fully described in the draft resolutions and in the draft E Convertible Bonds Issuance Agreement (Contrat d’émission des OC E) attached as Exhibit 1.1 hereto and made a part hereof.

1.2	The Capital Increase :

1.2.1.	The Series E Preferred Shares will be issued at a subscription price of EUR 2.024 per Series E Preferred Share (the “E Shares Investment Price”), issue premium of EUR 2.014 included, to be fully paid up upon subscription. The E Shares Investment Price is based on a pre-money, fully diluted valuation of the Company of EUR 111,780,203 (on the basis of an aggregate outstanding number of shares of 55,227,373 including outstanding (i) E Convertible Bonds, (ii) founders’ warrants (bons de souscription de parts de créateurs d’entreprise), (iii) regular warrants (bons de souscription d’éctions) and (iv) employee stock options (options de souscription d’éctions) and without taking into account the C, D and E Ratchet Warrants.

It is specified that a ratchet warrant will be attached to each issued Series E Preferred Share (the “BSA 01-2008” and together with the Series E Preferred Share, the “ABSA E”), the features of such ratchet warrant being described in the draft ratchet warrants issuance agreement (Contrat d’émission des BSA 01-2008) attached under Exhibit 1.1 hereto (the “Ratchet Warrants Issuance Agreement”).

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Investment Agreement – Sequans (E round) – Final

1.2.2.	Some of the E Investors, specifically l-Source, SGAM and CDC, severally and not jointly (conjointement et non solidairement), irrevocably agree to subscribe to a total number of 484,684 Series E Preferred Shares set forth below opposite their respective name (the “E Investors’ Subscribed Shares”) to be issued by the Company and pay up their price, i.e. a total price of EUR 981,000.41, subject to prior satisfaction of the conditions set forth in Section 3.1 below, at the following price and in the following proportions:

Subscriber	Number of Series E Preferred Shares	Price
FCPR T-SOURCE	43,740	EUR 88,529.76
FCPI Caam Innovation 9	154,773	EUR 313,260.55
FCPI Caam Investissement 1	137,950	EUR 279,210.80
FCPI Soge Innovation 7	58,411	EUR 118,223.86
FCPI Soge Innovation Evolution 3	9,845	EUR 19,926.28
FCPI GEN-I	4,819	EUR 9,753.66
FCPI GEN-I 2	4,000	EUR 8,096.00
CDC	71,146	EUR 143,999.50
TOTAL	484,684	EUR 981,000.41

1.2.3.	The Capital Increase shall be fully subscribed by on the Closing Date (as such term is defined below) and fully paid-up as soon as possible after the Closing Date and no later than three (3) calendar days following the shareholders’ meeting having decided it. The date of said shareholders’ meeting having decided it is hereafter referred to as the “Closing Date.

The E Investors’ Subscribed Shares will be subscribed and fully paid up in cash, by check or wire transfer to the following bank account of the Company:

Account holder:	Sequans Communications
Account name:	Compte Augmentation de Capital
Bank name:	BNP Paribas
Bank code:	30004
Guichet code:	01328
Account number:	00012156627
RIB key:	04
I BAN:	FR 76 3000 4013 2800 0121 5662 704
BIC:	BNPAFRPPPTX

1.2.4.	Once the Capital Increase shall have been carried out and subscribed, the share capital of the Company shall be structured as set forth in the Capitalization Table attached hereto as Exhibit B .

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Investment Agreement – Sequans (E round) – Final

1.3	The issuance and subscription of E Convertible Bonds

1.3.1	The E Convertible Bonds will be issued at a subscription price/nominal value of EUR 2.024 per E Convertible Bond (the “E Convertible Bonds Investment Price”). The E Convertible Bonds Investment Price is based on a pre-money, fully diluted valuation of the Company of EUR 111,780,203 (on the basis of an aggregate outstanding number of shares of 55,227,373 including outstanding options, convertible bonds and warrants (BSPCE, OC, BSA et Options de souscription d’actions) except C, D and E Ratchet Warrants).

The	main term and conditions of the aforesaid E Convertible Bonds shall be the following:

-	maturity : 10 years from issuance

-	interest : 2% annual coupon

-	redemption : at maturity, at nominal value

-	conversion ratio : one (1) Series E Preferred Share for one (1) E Convertible Bond ;

-	conversion shall occur until maturity in the following cases :

(i)	automatically in case of (a) a decision of the Board of Directors of the Company to submit to the approval of the Shareholders an initial public offering of capital stock in the Company or (b) a Company sale, i.e. the sale, conveyance, or other disposition by the Company of all or substantially all of its property, assets or business or the merger into or consolidation with any other entity (other than a wholly-owned subsidiary corporation) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of in any of such cases (other than a merger effected solely for the purpose of changing the domicile of the Company); the conversion shall occur automatically upon notification of the conversion request by the Company to the E Convertible Bonds holders ;

(ii)	upon request of the Company, being specified that such request shall not be notified to the E Convertible Bonds holders before the expiration of a period of 18 months from issuance of E Convertible Bonds ; the conversion shall occur automatically upon the aforesaid notification ;

(iii)	upon request of each E Convertible Bonds holder, at any time, with respect to its own E Convertible Bonds ; the conversion shall occur automatically upon the notification of said request to the Company.

If the conversion occurs prior 17 July 2011, a ratchet warrant will be attached to each Series E Preferred Share (the “BSA 01-2008” and together with the Series E Preferred Share, the “ABSA E”) issued upon conversion, the features of such ratchet warrant being described in the draft ratchet warrants issuance agreement (Contrat demission des BSA 01-2008) attached under Exhibit 1.1 hereto (the “Ratchet Warrants Issuance Agreement”).

In this perspective, the draft E Convertible Bonds issuance agreement – attached under Exhibit 1.1 hereto (the “E Convertible Bonds Issuance Agreement”) – shall be approved by the Extraordinary Shareholders’ meeting.

1.3.2	Some of the E Investors, specifically Alcatel-Lucent, Motorola, ADD, Vision Capital, Swisscom and Kennet, severally but not jointly (conjointement et sans solidarite entre eux], irrevocably agree to subscribe a total number of 1,985,672 E Convertible Bonds set forth below opposite its name (the “E Investors’ Subscribed E Convertible Bonds”) to be issued by the Company and pay up their price, i.e. a total price of EUR 4,019,000.13 subject to prior satisfaction of the conditions set forth in Section 3.1 below, at the following price and in the following proportions:

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Investment Agreement – Sequans (E round) – Final

Subscriber	Number of E Convertible Bonds	Price
Alcatel-Lucent	988,142	EUR 1,999,999.41
Motorola	494,071	EUR 999,999.70
Add One LP	260,495	EUR 527,241. 88
Add One Gmbh & Co. KG	3,833	EUR 7,757.99
Vision Capital	107,708	EUR 218,000.99
Swisscom	32,609	EUR 66,000.62
Kennet II LP	98,373	EUR 199,106.95
King Street Partners LP	441	EUR 892,59
TOTAL	1,985,672	EUR 4,019,000.13

1.3.3	E Convertible Bonds shall be fully subscribed on the Closing Date (as such term is defined above) and fully paid-up as soon as possible after the Closing Date and no later than three (3) calendar days after this Closing Date.

E Convertible Bonds will be subscribed and fully paid up in cash, by check or wire transfer to the following bank account of the Company:

Account holder:	Sequans Communications
Account name:	Compte courant
Bank name:	BNP Paribas
Bank code:	30004
Guichet code:	00295
Account number:	00010037042
RIB key:	30004 00295 00010037042 93
IBAN:	FR76 3000 4002 9500 0100 3704 293
BIC:	BNPAFRPPPTX

1.4	For the purpose of this Agreement, all Investors participating in the Capital Increase and/or the subscription of the E Convertible Bonds shall collectively be referred to as the “E Investors”.

1.5	It is specified, for the avoidance of doubt, that each E Investor is only obligated to pay the E Shares Investment Price and E Convertible Bonds Investment Price for its own investment per 1.2.2, 1.2.3, 1.3.2 and 1.3.4 and will not be liable for any obligations of the other E Investors. Furthermore, any breach by any E Investor of its investment obligations under this Agreement shall have no effect on the rights and obligations of the other E Investors under this Agreement.

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Investment Agreement – Sequans (E round) – Final

1.6	The Company shall use the proceeds of the Capital Increase and of the subscription of the E Convertible Bonds for operational capital expenditures and general working capital purposes and more specifically the funding of its research and development, technology enhancement, marketing expenses and working capital, as more fully described in the Business Plan. The Company shall use its best efforts to ensure that its operations and development are consistent with the Business Plan.

Article 2 – Additional covenants

2.1	The Parties undertake to execute and enter into on the Closing Date at the latest (i) a deed of adherence to the Shareholders’ Agreement currently in force (the “Deed of Adherence to the Shareholders’ Agreement” or the “Deed of Adherence”) substantially in the form attached hereto as Exhibit 2.1.

2.2	The Parties acknowledge that notwithstanding the completion of the investment contemplated herein the existing shareholders’ agreement dated 31 January 2008 (the “Shareholders’ Agreement”) shall remain in full force.

2.3	Each of the Founders and each of the Investors undertakes to exercise its voting power as shareholders of Company, in favor of the adoption of the resolutions attached hereto as Exhibit 1.1 , no later than on October 15th, 2009.

2.4	The Parties agree and acknowledge that following the completion of the Capital Increase, and the subscription of E Convertible Bonds, there shall be no other securities or other rights entitling their holders to acquire, immediately or at a future date, a portion (quotité) of the share capital of the Company, other than as set forth in the Capitalization Table (Exhibit B) and in Section 7 of this Agreement.

2.5	The Company undertakes to complete and make the necessary revisions so that, on the Closing Date, the Company’s share transfer registry and the relevant individual securities holders’ accounts are accurate and reflect what is set forth in Article 2.4.

Each E Investor shall be entitled to direct that its E Investors’ Subscribed Shares and its E Investor’s Subscribed Convertible Bonds be issued and registered in the name of any nominee or custodian holding such shares and/or bonds on its behalf as bare nominee.

2.5	Pursuant to the laws and regulations against money laundering (reglementation sur la lutte contre le blanchiment de capitaux), each Party, whether an individual or a corporation, or any other entity (whether having a legal personality or not) representing or advising investments funds, represents that:

-	the funds used to acquire securities do not come from any unlawful activity, including but not limited within the meaning of title VI of the French Code Monétaire et Financer (Obligations relatives à la lutte contre le blanchiment de capitaux), and

-	he, she or it neither favoured by any means a deceitful justification of the origin of the assets or income of any offence’s perpetrator (auteur d’un crime ou d’un délit) whose offence provided such offence’s perpetrator a direct or indirect benefit, nor helped a transaction aiming at the investment, concealment or conversion of the direct or indirect benefit of any offence.

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Investment Agreement – Sequans (E round) – Final

Article 3 – Conditions to Closing of the Investment

3.1	Each E Investor’s obligation to subscribe and pay for (i) the Series E Preferred Shares and/or (ii) the E Convertible Bonds is subject to prior satisfaction of the following conditions by October 15th, 2009, at the latest:

(i)	approval of the terms of the Deed of Adherence to the Shareholders’ Agreement by the board of directors (conseil d’administration) of the Company, it being specified that the provisions of articles L. 225-38 and subsequent of the French commercial code shall apply to this approval;

(ii)	delivery without reserve by the Company’s statutory auditor (commissaire aux comptes) of his reports due to be presented to the extraordinary general meeting of the shareholders of the Company in relation to the Capital Increase and the issuance of E Convertible Bonds, in compliance with applicable laws and regulations;

(iii)	adoption by an extraordinary general meeting of the shareholders of the Company, to be held on the Closing Date, of the draft resolutions relating to the Capital Increase and to the issuance of E Convertible Bonds substantially in the form attached hereto as Exhibit 1.1, (including the modified by-laws, the ratchet warrants issuance agreement (Contrat d’émission des BSA 01-2008) and the E Convertible Bonds issuance agreement (Contrat d’émission des OCE) – except the resolution(s) related to a capital increase reserved to employees – in compliance with applicable laws and regulations;

(iv)	adoption by respective special general meetings of the holders of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares (also taken in their capacity of holders of C Warrants), Series D Preferred Shares (also taken in their capacity of holders of D Warrants)-and Series E Preferred Shares (also taken in their capacity of holders of E Warrants), to be held before the Closing Date, of resolutions indicating their acceptance to the issuance of the Series E Preferred Shares (ABSA E) and E Convertible Bonds (including the ABSA E resulting therefrom) and the amendment to the rights attached to their rights – in compliance with applicable laws and regulations;

A copy of the Company’s share transfer registry and the individual securities holders’ accounts, duly completed and accurate as of the Closing Date, shall also be delivered to the E Investors on the Closing Date.

In addition to the above conditions, FCPI CAA INNOVATION 9 and FCPI CAAM INVESTISSEMENT 1’s obligation to subscribe and pay for the Series E Preferred Shares is subject to the delivery on the Closing Date by OSEO INNOVATION of the certificate of qualification FCPI which is in the process of renewal.

3.2	The Parties shall take all steps within their control and necessary to the satisfaction of the conditions set forth in this Article 3. In particular, each Founder and each Existing Investor hereby undertakes to exercise its voting power as a shareholder and, as the case may, as member of the Board of Directors, in favor of the adoption of the resolutions referred to in Section 3.1(iv) above, provided that the E Investors shall have no other obligations in that respect other than those specified in Articles 1, 2 and 3 of this Agreement.

3.3	If the above conditions precedent have not been satisfied or waived (when applicable) by each E Investor by October 15th, 2009 at the latest, each of the E Investors shall be released from all its commitments and obligations under this Agreement. Reciprocally, if the conditions precedent have been met or have been waived by each of the E Investors by October 15th, 2009 at the latest, each of the E Investors shall be committed for all his commitments and obligations under this Agreement, subject however to Article 1.5 above.

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Investment Agreement – Sequans (E round) – Final

When applicable, the conditions precedent are provided for the exclusive benefit of the E Investors. In the event that the conditions precedent are not fulfilled, at the latest, on the date set forth in Section 3.1, or on any other date mutually agreed upon by the Company and E Investors, the E Investors for whose benefit the conditions precedent are provided may terminate this Agreement by so notifying the other Parties. The Parties will then be released from any undertaking under this Agreement, with no compensation being owed by any Party, but without prejudice to any action by any Parties against the Party or Parties whose default may have prevented fulfillment of this or these condition(s) precedent.

Article 4 – Representations and Warranties of the Company

4.1	Representations relating to the Company

The Company represents and warrants to the E Investors, as of the date hereof, as follows.

4.1.1	The Companies

The Company was incorporated (immatriculation) on October 7, 2003. Sequans Communications Ltd incorporated on 1 December 2005 under English Law (the “English Subsidiary”), Sequans Communications HK Ltd incorporated on October 13, 2006 under Hong Kong Law (the “Hong Kong Subsidiary”), Sequans Communications Inc. incorporated on 1 January 2008 under US Law (the “US Subsidiary”) and Sequans Communications Pte ltd incorporated on July 1, 2008 under Singapore law (the “Singapore Subsidiary”) are the only subsidiaries of the Company (the “Subsidiaries” and together with the Company, the “Companies”). It is specified that the Hong Kong subsidiary had no activity since its incorporation.

The Company is a société anonyme duly incorporated and in compliance with the French Code de Commerce, the English Subsidiary is a limited company duly incorporated and in compliance with the English applicable rules, the Hong Kong Subsidiary is a limited company duly incorporated and in compliance with the Hong Kong applicable rules, the US Subsidiary is a corporation duly incorporated and in compliance with US applicable rules, and the Singapore Subsidiary is a limited private company duly incorporated and in compliance with Singapore applicable rules.

Except as set forth in Exhibit 4.1.1. the Companies hold all permits, approvals and authorizations required for the ownership of their assets and the exercise of their present activities. All material laws and regulations applicable to the operation of the Companies have been complied with.

Except as set forth in Exhibit 4.1.1, all corporate laws and regulations applicable to the Companies in their respective jurisdictions have been complied with and all corporate formalities and compulsory disclosure requirements have been fulfilled.

No action for insolvency against any of the Companies has been brought before any Court.

The Companies’ businesses are not the object of any leasing agreement (contrat de location-gerance).

No dividends have been paid by the Companies, since their formation.

The Company and its officers have the corporate power and corporate authority to execute this Agreement (and any of the agreements mentioned into Exhibit 1.1), and carry out the transactions contemplated hereby and thereby and to carry on its business as now conducted and as proposed to be conducted. This Agreement constitutes legally binding and valid obligations of the Company enforceable against the Company in accordance with its terms.

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Investment Agreement – Sequans (E round) – Final

There is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company, except as set forth in the Shareholders’ Agreement.

The Company is not engaged in any formal and active discussion (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations, (ii)with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions (other than equity financing transactions) in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any form of liquidation, dissolution or winding up of the Company.

4.1.2	Shares comprising the share capital

All issued and outstanding shares comprising the Companies’ share capital (common or preferred stock, warrants or other securities (“bons de souscription ou valeurs mobiliéres”) and more generally any of the Companies’ securities have been duly, validly and properly issued and are fully paid up and were issued in compliance with all applicable law. When issued upon exercise of the rights to purchase shares incorporated in the said securities or stock-options, the shares will be duly, validly and properly issued.

The existing warrants and Shares (including the Rachet Warrant attached thereto) have been duly and validly reserved for issuance. The E Shares, the E Convertible Bonds and the E Rachet Warrants shall be validly reserved for issuance, subject to the approval of the extraordinary Shareholders’ meeting to be held no later than on October 15th, 2009.

When issued in compliance with the provisions of this Agreement, the E Shares and the E Convertible Bonds will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances including the preferential right of subscription of the shareholders (“droit preferential de souscription”) set forth in the Company’s By laws.

Except for (i) outstanding warrants exercisable for the purchase of an aggregate number of Series A, C, D or E preferred stock set forth in Exhibit B of this Agreement, (ii) the options and the BSPCE (“bons de souscription de parts de créateurs d’entreprise”) exercisable for the purchase of an aggregate number of Series A preferred stock set forth in Exhibit B of this Agreement and (iii) as contemplated by this Agreement, and the Shareholders Agreement, there are no outstanding warrants, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company.

The Companies’ ongoing businesses (fonds de commerce) and the Companies’ assets, as well as the shares of the Companies, are free and clear of any pledge, privilege restriction, charge and security, encumbrance, right or claim of any third party whatsoever, and are not subject to a pledge undertaking.

The Company’s issued share capital (capital social) amounts to EUR 467,568.45 divided into 10,546,874 Series A Preferred Shares, 3,750,000 Series B Preferred Shares, 11,666,667 Series C Preferred Shares, 17.695.477 Series D Preferred Shares and 3,097,827 Series E Preferred Shares, each of a nominal value of EUR 0.01, i.e. a total number of 46,756,845 shares.

The English Subsidiary’s share capital amounts to GBP 25,000 divided into 25,000 shares.

The Hong Kong Subsidiary has no share capital amounts, being specified that it has no activity as of the date hereof.

The US Subsidiary’s share capital amounts to USD 10,000 divided into 10,000 shares.

The Singapore Subsidiary’s share capital amounts to SGD 100 divided into 100 shares.

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Investment Agreement – Sequans (E round) – Final

Immediately after the completion of the Capital Increase, the Company’s issued share capital (capital social) will amount to EUR 472,415.29 divided into 10,546,874 Series A Preferred Shares, 3,750,000 Series B Preferred Shares, 11,666,667 Series C Preferred Shares, 17.695.477 Series D Preferred Shares, and 3,582,511 Series E Preferred Shares, each of a nominal value of EUR 0.01.

Neither the Founders, the Existing Investors or any other person hold, directly or indirectly, any shares of the Company or of the Subsidiaries, options to subscribe or acquire shares of the Company, warrants or other rights relating to the capital of the Company or the Subsidiaries, other than as set forth in Exhibit B. Similarly, and subject to the Capital Increase and to the issuance and subscription of the E Convertible Bonds, no right of any nature has been granted to any third party enabling it to acquire, at any time, rights to the capital, voting rights or profits of the Companies other than, for the Company, as set forth in Exhibit B.

The Companies have not issued any securities or other rights entitling their holders to acquire, immediately or at a future date, a portion (quotité) of their share capital other than, for the Company, as set forth in Exhibit B.

No authorization voted by the general shareholders’ meeting or any other competent corporate body of the Companies to issue securities or other rights to a portion (quotité) of the Companies share capital is in effect, other than as set forth under Exhibit B.

No shareholders’ agreement entered into relating to the Companies shall remain in force as of the effective date of the Shareholders Agreement.

The shares of the Companies are freely transferable without any contractual restriction, except as set forth in the Shareholders’ Agreement.

4.1.3	By-laws (statuts)

The Company and the Subsidiaries’ by-laws are attached in Exhibit 4.1.3(a). The Company and the Subsidiaries’ by-laws are accurate and complete as at the date of the Agreement and the Company’s by-laws to be adopted pursuant to the Capital Increase are attached in Exhibit 4.1.3(b).

The Company and the Subsidiarie’s by-laws are neither in the course of being modified nor planned to be modified, except as contemplated in this Agreement.

4.1.4	Subsidiaries

Except for the Subsidiaries as described herein, the Company does not hold and has never held any shares or interest in any other company or entity, whatever its form, whether French or foreign.

4.1.5	Financial Statements – Annual accounts – Interim Financial Statements

(a)

The annual accounts of the Company, as at December 31, 2008 (the “Company’s Accounts” or the “Accounts”) set out in Exhibit 4.1.5 (a), (i) have been audited and certified without reserve by the Company’s statutory auditor (commissaire aux comptes), (ii) have been prepared in accordance with the accounting principles generally accepted in France, (iii) have been approved by the general shareholders meeting of the Company held on June 12th 2009 and (iv) present a true and fair view of the financial condition and results of operations of the Company as at December 31, 2008.

(b)	Since their incorporation up to and including the date hereof, (i) no dividend, advance on dividend or reserves have been allocated, made available for payment or paid to the shareholders of the Company or of any Subsidiary and (ii) no capital reduction, reimbursement or repurchase or redemption of any share of capital has occurred.

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Investment Agreement – Sequans (E round) – Final

(c)	Since December 31, 2008 and except as set forth in Exhibit 4.1.5(c), the Companies have not contracted or incurred any debt or any other liability, certain or foreseeable, whether immediately due or not, for which a provision has not been recorded in the Accounts, except current debts incurred in the normal course of business and in accordance with prior practice.

(d)	The unaudited consolidated accounts as at 31 August, 2009, attached hereto as Exhibit 4.1.5(d) (the “Interim Accounts”) (i) have been prepared in accordance with the accounting principles generally accepted in France with respect to the Company and in the United Kingdom, in Hong Kong and in the USA with respect to the Subsidiaries and (ii) present a true and fair view of the financial condition and results of operations of the Company and the Subsidiary on a consolidated basis.

4.1.6	Business Plan

The Business Plan has been prepared carefully by the Company.

To the best knowledge of the Company, the factual matters in the Business Plan are, as of the date hereof, a true and accurate reflection of the factual situation of the Companies.

The projections for the Companies’ businesses in the Business Plan are honestly believed by Company to be a realistic estimate of the future prospects of the Companies.

Further, the investments provided for in the Business Plan are honestly believed by the Company to be sufficient to cover the needs of the Companies for the period covered by and assets to be acquired under the Business Plan.

The Business Plan and the financial projections therein take into account all of the Companies’ current capital commitments.

4.1.7	Securities, endorsements, guarantees

Except as set forth in Exhibit 4.1.7, (i) the Companies have not granted any guarantee, security, endorsement, mortgage, lien, pledge or other charge in favor of a third party with respect to its tangible or intangible assets, and (ii) there are no off-balance sheet commitment (engagement hors bilan) in any of the Companies.

4.1.8	Loans

The Companies have granted no loans, whether to an individual person or a legal entity.

4.1.9	Borrowings

Except as set forth in Exhibit 4.1.9, there is no loan granted to any of the Companies, which has not been fully reimbursed.

4.1.10	Intellectual Property

Neither the Founders nor any other employee, manager or officer of the Companies or any of their former employers holds any intellectual property rights relating to the existing or anticipated business of the Companies as set forth in the Business Plan.

No contractual or other obligation or restriction of any nature whatsoever prevents any of the Managing Founders or Founders and, to the best knowledge of the Company, any other employee, manager or officer of the Companies from using for the benefit of the Companies the experience and skills acquired by them while employed by any other company or entity.

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Investment Agreement – Sequans (E round) – Final

Except as set forth in Exhibit 4.1.10(b), the Companies have full and valid title, through direct ownership or a license, to the use of all software, trademarks, domain names, patents, key copyrights and other intellectual property rights used or necessary to the daily operation or development of their existing business (hereinafter the “Intellectual Property Rights” as listed under Exhibit 4.1.10(a)). The Companies are in material compliance with each of such licenses and license agreements.

Except as set forth in Exhibit 4.1.10, there is no action or, to the best knowledge of the Company, threat thereof relating to the Intellectual Property Rights against the Companies with respect to facts having occurred prior to the date of this Agreement, and, to the best knowledge of the Company, (i) their operation as at the date hereof does not infringe the rights of any third party with respect to intellectual property rights, and (ii) no third party has asserted any claim or action against any of the Companies or any of their products (including against users of such products) alleging infringement of any intellectual property right. Conversely, the Companies are unaware of the violation or infringement by any third party of any of the Intellectual Property Rights.

Except within the normal course of business, the Companies have not granted to any third party, any option, license, pledge or other restrictions, user rights, or other rights whatsoever, whether or not for compensation, with respect to any of the Intellectual Property Rights, nor formed, directly or indirectly, any agreement with any third party in relation to the same.

With respect to the normal course of business all of the Companies’ employment and/or subcontractor agreements contain the provisions necessary to ensure, to the fullest extent permitted by applicable laws, that all intellectual property rights on the work carried out by its employees and/or subcontractors as from the date of their hiring belong to the Companies. All the inventions made by any Company’s employees have been realized within the scope of the assignment of each concerned employees.

4.1.11	Tax, social and parafiscal obligations

Except as provided for in Exhibit 4.1.11, the Companies, in their respective jurisdictions, have filed all material declarations and notices required to be filed with the relevant social security, customs and tax authorities, and have duly paid all amounts due to be paid by it under the relevant social security, customs and tax laws and regulations (the “Taxes”).

The tax authorities, social security or other similar organizations are not in the process of, nor, to the best of the Companies’ knowledge, contemplate carrying out an audit of the Company or of the Subsidiary.

Neither the Company, nor the Subsidiary are subject to any tax, customs or social security reassessment and since its incorporation, and have not been subject to any tax or social security reassessment.

4.1.12	Litigation and Proceedings

Except as provided for in Exhibit 4.1.12, the Companies are not directly or indirectly involved in any dispute or complaint of any nature whatsoever (including any dispute with the tax or social authorities and including any dispute or complaint for which any of the Companies have an obligation to indemnify or defend another party), legal or similar proceedings, including arbitration or settlement, and the Companies are not aware of any threat of such a dispute or complaint likely to impact, individually or in the aggregate, on the operation or profits of the Companies.

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Investment Agreement – Sequans (E round) – Final

4.1.13	Employment

The employment agreements between the Companies and its employees are in full compliance with the laws and regulations (and the collective bargaining agreement (Convention Collective de la Metallurgie – Cadres) with respect to the Company), applicable to its activities, in their respective jurisdictions.

To the best knowledge of the Company, the Companies are in material compliance with all applicable requirements regarding the recourse to temporary work force. The Company has never been notified or informed of any non-compliance in this respect.

The employment agreements which the Companies have entered into with their employees do not contain any unusual provisions (clauses exorbitantes du droit commun) or provisions contrary to statutory requirements or customary practices.

No employee of any of the Companies will be entitled to receive any payment or benefit directly as a consequence of the execution of this Agreement.

As of the date hereof, the Companies are not liable for any payment to any of their employees or former employees and directors (or any of their representatives) in respect of salaries, salary ancillaries, indemnities of any nature whatsoever or any other sum which may arise out of or be due in respect of the performance or termination of an employment agreement.

As of the date hereof, the Companies are not liable to any of the current or former commercial agents, travelling sales men, distributors, commissioned agents and other persons in charge of marketing the Companies’ products and services for any payment which may be due to them in respect of the performance or the termination of a contract with the Companies.

To the best knowledge of the Company, no event has occurred that may hinder the continuity of work, may result in a work stoppage, a business interruption or any other employment dispute, and no such matter is threatened against the Companies.

Except as provided for in the Managing Director (Directeur General) agreement signed with Mr. Georges Karam and in the consultancy agreement signed with Mr. Zvi Slonimsky, no Company has any obligations to its officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). No Company is indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever. None of the officers or directors of any Company, or any members of their immediate families, are, directly or indirectly, indebted to any Company. Except for the stock option and BSPCE issuance agreements, and except as provided for in the Managing Director (Directeur General) agreement signed with Mr. Georges Karam and in the consultancy agreement signed with Mr. Zvi Slonimsky, none of the officers or directors of any Company or any members of their immediate families are, directly or indirectly, interested in any material contract with any Company.

4.1.14	Management since August 31, 2009

The Companies have been managed in accordance with normal business practices (geree en bon pere de famille) during the course of its operations since August 31, 2009.

4.1.15	Insurance

The Company carries insurance covering its properties and liabilities arising from damages that may be caused to third parties (responsabilite civile) customary for the type and scope of its properties and businesses. Subsidiaries have only subscribed an insurance covering properties damages.

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Investment Agreement – Sequans (E round) – Final

To the best knowledge of the Company, the Companies have subscribed to all insurances required by law to be subscribed by them. A key man insurance policy has been subscribed for the Managing Founders, for the benefit of the Company, for an amount of EUR 500,000 per Managing Founder.

Each insurance policy held by the Companies is currently in full force and effect and all applicable premiums have been paid.

The Companies have done nothing by action or omission which would cause the termination of said policies or diminish its rights to compensation thereunder in the event of damages. Further, no event has occurred which would result in an increase of the amount of the premiums in effect as at the date hereof.

4.1.16	Real Estate

The Companies do not own any freehold land or building whatsoever.

To the best knowledge of the Company, the Companies have in all material respects complied with the terms and conditions of all of the lease agreements and other agreements which they have entered into. No landlord of any of the Properties has taken any action or made any claim based on any breach of any of the Companies’ obligations.

4.1.17	Fees

Except legal fees (Coblence & Associes) and consultancy fees (Clipperton Finance), no fee nor other sum of any nature will be due by any of the Companies to any third party as a result of the completion of the Capital Increase, the issuance and subscription of the E Convertible Bonds referred to under Section 1.3 above or of any of the transaction contemplated herein.

4.1.18	Compliance with Law

No Company is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would, alone or in the aggregate, materially and adversely affect the business, assets, liabilities, financial condition or operations of such Company. No domestic governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the E Shares and the E Convertible Bonds. Each Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted, the lack of which, individually or in the aggregate, could materially and adversely affect the business, properties or financial condition of such Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

4.1.19	Environmental and Safety Laws

To each Company’s knowledge, such Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

4.1.20	Disclosure

Any facts, the disclosure of which would be material individually or in the aggregate in the context of the Investment, or which would be necessary to make the above representations in Article 4 and the Exhibits not misleading, have been disclosed in this Agreement (including the Exhibits thereto).

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Investment Agreement – Sequans (E round) – Final

The Company acknowledges that the E Investors have relied on the content of (i) the representations and warranties set forth in this Agreement (including the Exhibits thereto), (ii) the information provided to them by the Company during the legal and business review (relating notably to Wimax issues) conducted on their request, in deciding to participate in the Investment. In this regard the Company represents that it does not know, on the date hereof, of information, facts or events (i) which could affect the genuine and accurate nature of the information and representations appearing in this Agreement and its Exhibits, or (ii) which would or could affect, immediately or in the future, the assets, financial situation, capital makeup, intellectual and industrial property rights, operations or prospects of any of the Companies.

None of the representations made in the context of this Agreement including the Exhibits by the Company knowingly omits to state any important fact that, were it revealed, would be important, and the omission of which would render misleading, all or some of the representations contained in this Agreement and the Exhibits to this Agreement.

Article 5 – Indemnification

5.1	Scope of the indemnification

The Company hereby irrevocably undertakes to indemnify each E Investor for any and all Loss (as defined below) in proportion to the fraction of the share capital of the Company that represents the percentage of all Series E Preferred Shares issued held by such E Investor (including the shareholding interest which would result from the conversion of the E Convertible Bonds held by said E Investor), on a fully diluted basis immediately as a result of the completion of the Capital Increase and the subscription of the E Convertible Bonds (i.e. number of Series E Preferred Shares and E Convertible Bonds / (Share Capital + all warrants (except C, D and E Ratchet Warrants) + stock options + founders warrants), and then to indemnify each E Investor with a compensation corresponding to such fraction of shareholding with respect to the entire cost, damage, loss, penalties, increase in liabilities or reduction of assets, including any reasonable advisors or attorneys’ fees (individually a “Loss”) sustained or incurred by any Company :

(a)	relating to any fact or event that occurred prior to the date hereof, yet not revealed in the representations made under Article 4 of the Agreement or in any Exhibit to this Agreement or to any inaccuracy or omission with respect to any such representations or,

(b)	resulting from any breach in the representations made or the warranties granted under Article 4.

It is specified that any legal costs, penalty, late payment interest, surcharge or fine borne by the E Investors in connection with any litigation, lawsuit, proceeding or claim resulting from (a) and (b) above is covered by the indemnification.

The Company further irrevocably undertakes to indemnify any E Investor for any damage effectively sustained or reasonable expenses effectively incurred by said E Investor with respect to the enforcement of the provisions of this Article 5 in connection with any event described in (a) and/or (b) above.

Notwithstanding the above, should the Loss result from events or circumstances which the Company fraudulently failed to disclose to the E Investors in this Agreement including its Exhibits, the indemnification would also be available to the Existing Investors, in proportion to the fraction of the share capital of the Company that represents the percentage of each Existing Investor Series E Preferred Shares issued held by such Existing Investor (including the shareholding interest which would result from the exercise of the E Convertible Bonds held by said Existing Investor) on a fully diluted basis, as described above, it being understood that all other provisions of this Article 5 will apply to such indemnification.

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Investment Agreement – Sequans (E round) – Final

For the avoidance of doubt, the Existing Investors hereby acknowledge having waived all the rights resulting from the representations and warranties granted to them pursuant to the previous investments agreements.

5.2	Limitations

(a)	The Company shall only be bound to indemnify the E Investors if and when the aggregate amount owed to the E Investors by reason of the implementation of this warranty exceeds EUR 200,000, said amount representing a threshold (seuil de déclenchement) and not a deductible (franchise), provided however, in the case of fraud, this threshold amount shall not apply.

(b)	In addition, said indemnification shall be limited to an aggregate amount corresponding to 50% of the price paid up by such E Investor for the E shares and/or the E Convertible Bonds subscribed pursuant this Agreement, provided however that the above limitation shall not apply in case of fraud, willful misconduct or gross negligence.

(c)	Any Loss giving right to indemnification under this Article 5 shall be determined as follows:

(i)	any Loss shall be indemnified only once by the Company, and any Loss suffered by the Company shall be reduced by any payment (net of taxes and costs related thereto) received by the Company pursuant to an insurance policy or otherwise to compensate for the said Loss.

(ii)	the E Investors shall also be indemnified by the Company for the reasonable lawyer’s fees and costs which they may incur in connection with the enforcement of the provisions of this Article 5 with respect to any valid claim thereunder; and

(iii)	with respect to any Loss suffered by the Company, the amount of the indemnification due by the Company to each E Investor pursuant to Section 5.1 above, shall be proportionate to the percentage of Series E Preferred Shares issued pursuant to this Agreement and held by such E Investor (including the Series E Preferred Shares likely to be subscribed upon conversion of the E Convertible Bonds subscribed by said E Investors by virtue of this Agreement) at the time of occurrence of the relevant Loss in the share capital of the Company.

(d)	The Company’s liability under this Article 5 shall be based on Section 5.1 (a) and (b) hereof. Approval by the E Investors, in their capacity as shareholders of the Company, of the Company’s annual accounts for any fiscal year shall not constitute, where applicable, any exception to the foregoing.

5.3	Time Limit

(a)	Any claim whatsoever made by the any E Investor (and Existing Investors in the case of fraud) pursuant to this Agreement (even if made on a provisional basis) shall be valid only if notified to the Company within twelve (12) months of the Closing Date, except for claims relating to Taxes which shall be notified within the applicable statute of limitation. No claim may be made under this Article 5 after the expiration of the above time limits, except in the event the Company would not conform to the conditions set forth under Section 5.4 (a) hereafter during the aforesaid twelve (12) months period.

(b)

Absent any objection notified by the Company to the E Investors within thirty (30) days of receipt by it of a claim hereunder, the indemnification sought shall become due. If, on the contrary, the Company notifies its objection within the thirty (30) day period

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Investment Agreement – Sequans (E round) – Final

provided for above, and the dispute cannot be settled amicably, the dispute shall be settled in accordance with the provisions of Section 12.3 of this Agreement.

Provided that a claim has been notified to the Company within the above time limits, the provisions of this Article 5 shall remain in force with respect to such claim until it is finally determined either as a result of a final judgment or of a final settlement with respect thereto.

5.4	Procedure for indemnification

(a)	The Company undertakes to notify the E Investors – with a copy of such notification to the Existing Investors – of any Loss or event likely to result in a Loss within thirty (30) days from the date upon which it first acquired knowledge of such Loss or event together with a copy of all related notices, summonses or other documentation and shall inform and notify the E Investors with a copy of any claim of Loss by Existing Investors and shall transmit or make available to the E Investors all additional information or documents reasonably requested by them.

(b)	In addition to the notification of the claim by the E Investors as provided under Article 5.3(a) above, the E Investors shall deliver to the Company a notice setting forth (i) the description of the claim subject to indemnification hereunder and (ii) the assessment of the relevant Loss(es).

(c)	In the event of a third-party claim results or is likely to result in a Loss (including but not limited to any tax or social claim, or any litigation) the Company undertakes to consult with the E Investors prior to making any final decision relating to such third- party claim.

(d)	Unless otherwise agreed, any indemnification due pursuant to this Article 5 shall be paid to the E Investors (and to Existing Investors, in case of fraud) within two (2) months of the Parties’ agreement as to its amount or, absent any such agreement, of the date of a final and binding court decision making such payment binding (décision de justice définitive ayant force de chose jugée).

(e)	Payment of any indemnification shall be made in cash by the Company.

(f)	Any delay in the execution by the Company of an obligation to pay pursuant to this Article 5 shall cause the Company to pay to the E Investors interest for late payment, which interest shall be calculated pro rata temporis based on a year of 365 days, at a rate equal to the French applicable legal rate at such time plus one percent (1%), and shall be due as from the date when the relevant payment was due to the date when such payment shall have been made in full.

5.5	The E Investors shall have the right to assign all of their rights and obligations hereunder only in the event of the transfer of all of their Series E Preferred Shares pursuant to one single transaction (whether or not performed in a series of legal operations) to any person or series of persons which are Group Members to each other (as such term is defined in Article 5.3(a) of the Shareholders Agreement), subject to the transfer restrictions set forth in the Shareholders’ Agreement.

Article 6 – Parties’ obligations

between the date of signing of the Agreement and the Closing Date

The Company shall ensure that, starting on the date of signing of this Agreement and until the Closing Date, the Company is managed in accordance with normal business practices (gestion en bon pere de famille). To this end, from the date of signature of this Agreement until the Closing Date, the Company shall use its best efforts to carry on its business in the same way as in the past, benefits from the services of its senior managers, employees, advisors and consultants, and maintains

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satisfactory relationships with its customers, suppliers and other entities or persons with which it maintains business relationships as well as with all administrations or other authorities on which it depends.

In addition and until the Closing Date, the Company, unless otherwise agreed by the E Investors shall:

(i)	not sell, transfer, mortgage, pledge or submit to any restriction of the right of ownership, possession or enjoyment with respect to any of its tangible or intangible assets, except (a) in the normal course of business, (b) on conditions complying with market conditions and standards and (c) as long as no assets essential to the Company’s activities are involved;

(ii)	maintain its tangible assets in a good state of repair, maintenance, upkeep, operation and use;

(iii)	not issue any securities or other rights – except the convertible bonds likely to be issued to the benefit of Natixis with respect to the loan granted to the Company, as detailed under Exhibit 4.1.9 – entitling their holders to acquire, immediately or at a future date, a portion (quotité) of its share capital, nor grant any rights to third parties or to the shareholders of the Company on the share capital of the Company or any of its securities; and

(iv)	not make any distribution dividend, advance on dividend or reserves to the shareholders of the Company.

Article 7 – Additional Investment

7.1	For the purposes of the application of this article, shall be considered as

•	New Investors : (i) financial investors, (ii) Corporate Investors and/or Key Individuals.

•

Corporate Investors : investors whose primary business is the production of products or services in the wireless technology value chain, This includes producers of silicon, sub-components, or systems with wireless applications. Also included are service providers which provide wireless services to their customers ;

•	a Key Individual: a physical person considered helpful to the Company and approved by the Board of Directors.

7.2	Within six months after the Closing Date, one or more New Investors may invest in aggregate up to EUR 5,000,000.54 in the Company, in up to 494,071 Series E Shares bearing the same rights than the existing Series E Shares (subject to the specific provisions of the Shareholders Agreement concerning the rights of the Corporate Investor) and 1,976,285 E Convertible Bonds issued under the same conditions and paid at a minimum issuance price of EUR 2.024 per Series E Share

This Additional Investment shall be completed via one or several capital increases reserved for Motorola and the New Investors and decided by the Company’s Board of Directors, by means of a delegation of power of an Extraordinary Shareholders’ meeting, in accordance with the provisions of the by-laws and of the Shareholders Agreement.

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7.3	Sections 1.6, 2.5 and 2.6 of this Agreement shall apply mutatis mutandis to the Additional Investment captioned in this Article 7. The legal fees associated with the preparation and completion of the Additional Investment shall be borne by the Company. Each New Investor participating in such Additional Investment shall bear its own related costs (including legal fees).

Article 8 – Notices

8.1	All notices and other communications required or authorized hereunder shall be in writing and validly made if either delivered via courier or sent by registered letter (return receipt requested), e-mail or fax (provided that it be confirmed by same day registered letter, return receipt requested or courier on an expedited basis for notices sent across international boundaries, in case of an e-mail or fax) to the registered office or residence of the Party concerned as specified in the above recitals.

Any change in address or representative for purposes hereof shall be notified by the Party concerned to the other Party as provided above.

8.2	Notices and other communications delivered via courier shall be effective as of their date of delivery, as evidenced by the delivery receipt, or as of the next business day if the date of delivery is not a business day.

Notices and other communications sent by registered mail, return receipt requested, shall be effective as of their date of first presentation to the addressee.

Notices and other communications sent by e-mail or fax shall be deemed effective as of the date thereof, or as of the next business day if such e-mail or fax is sent other than on a business day, provided that they be confirmed by same day registered mail, return receipt requested, or courier on an expedited basis for notices sent across international boundaries.

Article 9 – Confidentiality undertaking – Press release

9.1	The Parties expressly acknowledge that this Agreement is confidential and consequently agree not to disclose any part of it to any third party other than (i) their legal counsel and auditors and employees, (ii) the competent judicial and tax and regulatory authorities, or (iii) as far as the Investors may be concerned, usual internal reporting and usual reporting to its limited partners, trustees, shareholders or unitholders of any such Investor.

9.2	Further, the issuance by the Company or any other Party of any press release relating to the Investment or the Capital Increase shall be subject to prior written approval of the Company, it being specified that such approval shall not be unreasonably withheld.

Article 10 – Expenses and fees

10.1	Each Party shall bear its own expenses and fees of any nature relating to the preparation and execution of the Agreement and its consequences, except as provided in Article 5.

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Article 11 – Miscellaneous

11.1	The preamble and the Exhibits attached hereto form an integral part of this Agreement.

11.2	All previous investment agreements are superseded and replaced by this Agreement.

11.3	Should any of the provisions of this Agreement be held null and void or unenforceable for any reason whatsoever, the Parties undertake to consult each other to remedy the causes of such nullity, so that the Agreement remain in force without any discontinuity to the fullest possible extent.

11.4	The Parties undertake to communicate, sign and deliver any information or document, as well as to take any action or decision reasonably required to effect or implement this Agreement.

More generally, the Parties undertake, each as relates to it and subject to Article 3.2 of this Agreement, to carry out all actions or tasks necessary for (i) the completion of the Capital Increase and the related issuance of the Series E Preferred Shares and (ii) the issuance and subscription of the E Convertible Bonds, in particular, in the event of completion difficulties, coming together in good faith and using their reasonable best efforts (“obligation de moyen” ) to attempt to implement a reasonable alternative solution proposed by the Company and/or by the E Investors and having results equivalent to those provided for in this Agreement.

11.5	For the avoidance of doubt, neither the Company nor any of the Founders or Existing Investors shall directly or indirectly enter into any agreement, either binding or preliminary only, and/or continue or initiate discussions with respect to the issue or proposed issue of any securities of, or with rights over, the share capital and/or the assets of the Company, until the Closing Date or the date on which the Agreement is terminated in accordance with its terms.

11.6	Each Party represents and warrants to the other Parties:

(i)	for the Parties who are legal entities and investment funds, that:

-	it is legally incorporated or formed and in good standing under French law or the laws of the jurisdiction where it is established and that its legal representative has full powers and authority to sign and implement the Agreement;

-	the execution and implementation of the Agreement have been validly authorized by such Party’s competent bodies;

(ii)	for the Parties who are natural persons, that:

-	he or she is empowered to sign and execute the Agreement alone and to complete alone the transactions referred to therein;

-	the execution and implementation of the Agreement does not and will not result in a breach, termination or amendment of any term or condition of any other contract or deed to which such Party is a party and that the Agreement is not contrary to any term of any such contracts or deeds.

(iii)	for all the Parties, that:

-	the signature and execution of the Agreement as well as the completion of the transactions which are referred to therein entail no, nor will they entail any, breach or termination of any agreement or deed to which it is a party and that neither the signature or execution of the Agreement, nor the completion of the transactions which are referred to therein conflict or will conflict with any provision of said agreements or deeds;

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-	the obligations resulting for it from the Agreement are legally valid and binding on it pursuant to their terms; and

-	it had the opportunity to seek and sought the advisors of its choice with a view to entering into the Agreement and the completion of the transactions referred to therein and that it relied for these purposes on their advice and counsel.

(iv)	each of the Investors further confirms that they have undertaken appropriate money laundering checks and have verified the identity of each of their limited partners/investors, as the case may be, in accordance with applicable anti-money laundering procedures.

11.7	Existing Investors are acting severally but not jointly (conjointement et non solidairement) for the purpose of this Agreement,

11.8	No delay or omission in exercising any right or power under this agreement will constitute a waiver of any right or power. A Party that waives a right in relation to one other Party, or takes or fails to take any action against a Party, does not affect its rights against any other Party.

Article 12 – Duration, Applicable law and Jurisdiction

12.1	The obligations provided for in this Agreement are entered into for a period which shall end at the earlier of the following date: (i) the date on which all the operations contemplated in this Agreement are completed in accordance with the terms of the Agreement, or (ii) 5 years as from its execution, except as otherwise provided for in this Agreement.

12.2	The Agreement shall be governed as to its validity, interpretation and performance by the laws of the Republic of France.

12.3	Any dispute arising in connection with the Agreement and its Exhibits or as a result or consequence thereof not otherwise settled shall be submitted to the exclusive jurisdiction of the tribunals submitted to the jurisdiction of the Court of Appeal of Paris (Cour d’Appel de Paris).

12.4	The general partner of the Investors, or their management company or as case may be another person(s) nominated by the Investors will be authorised from time to time to act on behalf of the Investors for the purposes of this Agreement and shall be entitled to enforce all of the rights and benefits under this Agreement at all times as if party to this Agreement.

Executed in Paris, on September 22, 2009,

in twenty-eight (28) original copies,

one (1) copy being signed and initialed on each page for the Company, and twenty-seven (27) copies being signed and bound by use of the “assembl’act’ device (one for each other Parties) Any party represented by virtue of a power of attorney shall provide the Company with an original copy of such power of attorney, a copy of all powers of attorney being attached under Exhibit 0 hereto.

By: Mr. Georges Kaham	By : Mr. Bertrand Debray Represented by: Georges Karam

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By: Mr. Fabien Buda Represented by: Georges Karam	By: Mr. Jérôme Bertorelle Represented by: Georges Karam

By: Mr. Ambroise Popper Represented by: Georges Karam	By: Mr. Laurent Sibony Represented by: Georges Karam

By: Mr. Emmanuel Lemois Represented by: Georges Karam

By: FCPR T-SOURCE Represented by: Nicolas Landrin	By: FCPI CAAM INNOVATION 6 Represented by: Nicolas Landrin

By: FCPI CAAM INNOVATION 9 Represented by: Nicolas Landrin	By: FCPI CAAM INVESTISSEMENT 1 Represented by: Nicolas Landrin

By: CAP DECISIF SAS Represented by: Jérôme Snollaerts	By: VISION CAPITAL III LP Represented by: Jean-Philippe Sala-Martin

By: ADD ONE L.P.	By: ADD ONE GmbH & CO. KG
Represented by : Jean-Philippe Sala-Martin	Represented by : Jean-Philippe Sala-Martin

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By: FCPI SOGE INNOVATION 7 Represented by: Pierre Gillet	By: FCPI GEN-I 2 Represented by: Pierre Gillet

By: FCPI GEN-I Represented by: Pierre Gillet	By: FCPI SOGE INNOVATION EVOLUTION 3 Represented by: Pierre Gillet

By: KENNET II L.P. acting by its manager KENNET CAPITAL MANAGEMENT (JERSEY) LIMITED, itself represented by : Jean-Philippe Sala-Martin	By: KING STREET PARTNERS L.P. acting by its manager KENNET CAPITAL MANAGEMENT (JERSEY) LIMITED, itself represented by : Jean-Philippe Sala-Martin

By : Motorola Inc. represented by : Georges Karam	By : ALCATEL-LUCENT PARTICIPATIONS represented by : Jean-Philippe Sala-Martin

By :GATEWAY NET TRADING PTE. LIMITED represented by : Nicolas von Búllow

By : Fonds de Co-lnvestissement Direct (FCID) acting by its manager CDC Entreprises Represented by: Nadia Sarri	By : SWISSCOM AG Represented by : Nicolas von Búlow

By : UNITECH HOLDINGS INTERNATIONAL CO., LTD., Represented by: Nicolas von Búlow	By : SEQUANS COMMUNICATIONS Represented by: Georges Karam

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